Exhibit 5

[Letterhead of Hogan & Hartson L.L.P.]

August 4, 2009

Board of Directors

FPL Group, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

Ladies and Gentlemen:

We are acting as counsel to FPL Group, Inc., a Florida corporation (“FPL Group”), in connection with the public offering of up to $334,719,000 in aggregate value of shares of its common stock, par value $.01 per share (the “Shares”), all of which Shares are to be offered and sold by FPL Group from time to time in accordance with the terms of the Distribution Agency Agreement, dated as of January 27, 2009, by and between FPL Group and Credit Suisse Securities (USA) LLC (the “Agreement”) and as described in the prospectus supplement dated August 4, 2009 (the “Prospectus Supplement”) and the accompanying prospectus dated August 3, 2009 (such documents, collectively, the “Prospectus”) that form part of FPL Group’s effective registration statement on Form S-3 (333-160987) (the “Registration Statement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Florida Business Corporation Act, as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Florida Business Corporation Act” includes the statutory provisions contained therein, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) authorization by FPL Group’s Board of Directors, or authorization by a duly authorized committee thereof or by the pricing officer designated by FPL Group’s Board of Directors within the limitations established by resolutions duly adopted by the FPL Group Board of Directors and made available to us, of the terms of each placement instruction pursuant to which the Shares may be sold pursuant to the Agreement, (ii) issuance of the Shares pursuant to the terms of the applicable placement instructions, and (iii) receipt by FPL Group of the net proceeds for the Shares sold pursuant to the applicable placement instructions, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by FPL Group of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Opinions” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.